BAYER BUSINESS GROUP DIAGNOSTICS
                               BAYER CORPORATION
                              511 Benedict Avenue
                            Tarrytown, NY 10591-5097

May 26, 1999

Mr. Donald Fresne
Chairman of the Board
Chief Executive Officer
Epigen, Inc.
North Tower Hill Road
PO Box L
Millbrook, NY 12545

Dear Mr. Fresne:

     I was confused by your fax dated 5/24/99. As we discussed on the telephone earlier that day Dr. Maimonis has completed his evaluation of the COD Test and the results were disappointing at best. The assays run had poor dynamic range and linearity and could not be used for further study. Peter even had Dr. Coddington in to observe the process of running the assays.

     At this time Bayer has concluded its evaluation of the COD test and found the results to be inconclusive. The fact that no demonstrated antibody to HCA of IgG subtype exists, and that the assay is not robust in its current format, is a cause for concern. Epigen can now consider itself free and clear of any obligations relating to the "right of first refusal clause" of our Evaluation Agreement of 1996. However, Bayer does reserve the right to review publications in which the Bayer name is used, or in which data generated by Bayer is presented or discussed. Bayer shall not unreasonably withhold consent to publish.

     If Epigen in the future can produce an assay for HCA,  which  utilizes  IgG antibodies, and can demonstrate statistically significant clinical and analytical data validating the utility of the COD test, Bayer may again be interested in licensing the assay.

     Thank you for the opportunity to evaluate the assay and good luck in licensing the COD test to other parties.

Best regards,

/s/: John J. Blackwood
-----------------------------------------------
John J. Blackwood

Director, Business Development and Planning-LTS
Bayer Business Group Diagnostics